Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 16, 2017, with respect to the consolidated financial statements and schedule as of December 31, 2016 and for the year then ended included in the Annual Report of Globus Medical, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of Globus Medical, Inc. on Forms S-8 (File No. 333-198698 and File No. 333-184196).
 /s/ Grant Thornton LLP
Philadelphia, Pennsylvania
February 21, 2019